Exhibit 99.1

Northstrive Biosciences Signs Partnership with Yuva Biosciences to Develop AI-Powered Therapies for Obesity and Cardiometabolic Diseases

●	Northstrive Biosciences and Yuva Biosciences’ collaboration will leverage MitoNova™, YuvaBio’s proprietary mitochondrial science-focused artificial intelligence platform, to discover and develop novel pharmaceutical treatments for obesity, type 2 diabetes and other cardiometabolic conditions.

●	Northstrive and Yuva Biosciences will compile a library of small molecule candidates that promote mitochondrial health and target the root cause of aging at the cellular level.

NEWPORT BEACH, Calif., Apr. 10, 2025 (GLOBE NEWSWIRE) -- Northstrive Biosciences Inc. (“Northstrive” or “Northstrive Biosciences”), a subsidiary of PMGC Holdings Inc. (NASDAQ: ELAB) (“PMGC,” “we,” or “our”), announced today that it has entered into a Development and License Agreement (“Agreement”) with Yuva Biosciences, Inc. (“YuvaBio” or “Yuva Biosciences”) to discover and develop novel pharmaceutical treatments for obesity, type 2 diabetes and other cardiometabolic conditions using YuvaBio’s proprietary, mitochondrial science-focused platform MitoNova, powered by artificial intelligence (“AI”).

The Agreement provides for the parties’ collaboration on an AI Development Program (“Program” or “AI Development Program”). As part of this Program, YuvaBio will develop mitochondrial science related technology for Northstrive and identify drug candidates with the potential to improve mitochondrial health and cardiometabolic function. YuvaBio will then test its computational findings for biological activity on custom assays. YuvaBio will also grant Northstrive an exclusive, worldwide license to this developed technology to derive therapeutic products for cardiac diseases and obesity. Through this collaboration, the parties aim to integrate new methodologies into mitochondrial biology and discover outputs to expand Northstrive’s cardiometabolic disease pipeline.

The AI Development Program will combine YuvaBio’s proprietary AI platform with laboratory validation to identify and advance novel drug candidates targeting mitochondrial function. The multi-phase collaboration includes in silico modeling, virtual compound screening, and experimental testing to shortlist promising candidates for clinical development.

“Declining mitochondrial function not only accelerates aging but also plays a central role in numerous age-related disorders and other pathologies such as obesity,” said Greg Schmergel, Co-Founder and CEO of Yuva Biosciences. “With this collaboration, we will be leveraging our proprietary AI to discover compounds that are mitochondrial promoters and protectors and verify the findings with experimental wet lab testing.”

YuvaBio’s MitoNova provides an integrated suite of AI-enabled tools that analyze vast datasets and explore compound libraries across multiple dimensions of chemical and bioactivity properties. Leveraging a proprietary mitochondrial database and leading-edge AI models, MitoNova identifies compounds that target the root cause of aging and related conditions at the cellular level. Research teams can then utilize MitoNova to assess key factors such as bioavailability and safety to accelerate the transition from target discovery to biological validation.

“We are believers in leveraging AI to guide our drug development efforts and view mitochondrial health as a foundational pillar,” said Deniel Mero, Co-Founder of Northstrive Biosciences. “YuvaBio is the ideal partner for this collaboration, and we expect it to lead to the identification of several novel targets that may form the basis of differentiated cardiometabolic drug programs.”

In exchange for the rights and license granted to Northstrive under the Agreement, Yuva will receive: (i) an upfront fee upon the parties’ entry into the Agreement and payments made based on initiation and completion of phases in the Program, (ii) certain developmental milestone payments, and (iii) royalties on net sales of certain therapeutic cardiac disease and obesity products from Northstrive (or its affiliates, or sublicensees) which contain the final shortlist of promising compounds that YuvaBio identifies and recommends as a result of the Program.

About Northstrive Biosciences Inc.

Northstrive Biosciences Inc., a PMGC Holdings Inc. company, is a biopharmaceutical company focusing on the development and acquisition of cutting-edge aesthetic medicines. Northstrive Biosciences’ lead asset, EL-22, leverages an engineered probiotic approach to address obesity’s pressing issue of preserving muscle while on weight loss treatments, including GLP-1 receptor agonists. For more information, please visit www.northstrivebio.com.

About PMGC Holdings Inc.

PMGC Holdings Inc. is a diversified holding company that manages and grows its portfolio through strategic acquisitions, investments, and development across various industries. Currently, our portfolio consists of three wholly owned subsidiaries: Northstrive Biosciences Inc., PMGC Research Inc., and PMGC Capital LLC. We are committed to exploring opportunities in multiple sectors to maximize growth and value. For more information, please visit https://www.pmgcholdings.com.

About Yuva Biosciences, Inc.

Yuva Biosciences is a longevity company harnessing the cutting edge of mitochondrial science to address the root cause of aging. By partnering with consumer brands and biotech innovators, Yuva Biosciences develops solutions for aging-related concerns including hair loss, skin wrinkles, and several other conditions driven by a decline in mitochondrial function. The company is headquartered in Birmingham, Alabama. For more information, please visit www.yuvabio.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “believes,” “expects,” “plans,” “potential,” “would” and “future” or similar expressions such as “look forward” are intended to identify forward-looking statements. Forward-looking statements are made as of the date of this press release and are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, activities of regulators and future regulations and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results. Therefore, you should not rely on any of these forward-looking statements. These and other risks are described more fully in PMGC Holdings’ filings with the United States Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 28, 2025, and its other documents subsequently filed with or furnished to the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

IR Contact:
IR@pmgcholdings.com